Alexander & Baldwin, Inc. Reports Fourth Quarter and Full-Year 2020 Results

HONOLULU, February 25, 2021 /PRNewswire/—Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company"), a Hawai‘i-based company focused on owning and operating high-quality commercial real estate in Hawai‘i, today announced financial results for the fourth quarter and full-year of 2020.
Chris Benjamin, A&B president & chief executive officer stated: "We began 2020 focused on advancing our strategic agenda and are pleased by the progress made despite the obvious hurdles imposed by COVID-19. Fourth quarter 2020 results highlight continued recovery of our commercial real estate ("CRE") collections while full-year 2020 results reflect positive momentum in asset monetization and Grace Pacific performance. Our portfolio of needs-based retail, industrial and ground leases has shown resilience over the course of the COVID-19 pandemic, with year-end occupancy down only 40 basis points from 2019 and fourth-quarter collections at 85%."
"As Hawai‘i continues to experience the nation's lowest COVID-19 case rates and with vaccines now available, we are well positioned for improving performance in 2021. We are proud to report strong leasing activity during the year, as we finished 2020 with full-year leasing spread of 7.3% for comparable leases. Our proactive work with tenants to reduce occupancy risk was successful as we essentially maintained total portfolio occupancy year-over-year, despite COVID-related impacts. Industrial portfolio occupancy achieved a high-water mark of 98.6%, while retail portfolio occupancy remained steady at 91.2%."
"We made additional progress in executing our strategic plan to simplify our business and generate cash, as robust demand continued for our assets. For the year, we closed out sales totaling 4.2 acres at Maui Business Park II and 18 units at Kukui‘ula joint venture projects. We also closed numerous non-core land and asset sales during the year, including non-core land sales totaling approximately 107 acres in the fourth quarter. At Grace Pacific, we are pleased by the improving operating performance over the course of 2020, which resulted in positive Adjusted EBITDA for the last three consecutive quarters and full-year."
"The past year presented unprecedented challenges for our employees, tenants and the Hawai‘i community. I am proud of how our team responded, and how that response has positioned us leading into 2021. Not only are our tenants and properties ready for the continued reopening of our state, but our Company demonstrated its resilience and commitment to Hawai‘i. We lived out our values in 2020 as 'Partners for Hawai‘i' and were recognized with a number of awards during the year, recognizing our commitment to environmental, social and governance ("ESG") matters. While the duration of the COVID-19 pandemic remains unknown, we are encouraged by the resilience of our high-quality portfolio, the continued market demand for Hawai‘i real estate and operating assets, and the outstanding work of our team."
Financial Results
•Net Income Available to A&B Common Shareholders and Diluted Earnings Per Share for the fourth quarter of 2020 were $1.0 million and $0.01 per share, respectively, compared to $5.2 million and $0.07 per share in the same quarter of 2019.
•Net Income Available to A&B Common Shareholders and Diluted Earnings Per Share for the full-year of 2020 were $5.5 million and $0.08 per share, respectively, compared to Net Loss Available to A&B Common Shareholders and Diluted Loss Per Share of $36.6 million and $0.51 per share in 2019, respectively. The 2019 losses were driven by a $49.7 million non-cash impairment related to goodwill during the third quarter of last year in view of Grace Pacific's financial performance at that time.
•The fourth quarter of 2020 Nareit-defined Funds From Operations ("FFO") and FFO per diluted share were $10.7 million and $0.15 per share, respectively, compared to $15.6 million and $0.22 per share in the same quarter of 2019. The full-year 2020 FFO and FFO per diluted share were $45.1 million and $0.62 per share, respectively, compared to $0.1 million and $0.00 per share in the same period of 2019.
•The fourth quarter of 2020 Core FFO and Core FFO per diluted share were $12.1 million and $0.17 per share, respectively, compared to $17.0 million and $0.23 per share in the same quarter of 2019. The full-year 2020 Core FFO and Core FFO per diluted share were $55.2 million and $0.76 per share, respectively, compared to $63.4 million and $0.88 per share in the same period of 2019.
Commercial Real Estate (CRE)
•In the fourth quarter of 2020, CRE revenue decreased $5.1 million, or 12.1%, to $36.9 million, as compared to $42.0 million in the same quarter of 2019. CRE revenue decreased $10.6 million, or 6.6%, to $150.0 million for the full-year of 2020, as compared to $160.6 million in the same period of 2019.
•In the fourth quarter of 2020, CRE net operating income ("NOI") decreased by $5.9 million, or 21.4%, to $21.6 million, as compared to $27.5 million in the same quarter of 2019. CRE NOI decreased by $9.9 million, or 9.5%, to $94.3 million for the full-year of 2020, as compared to $104.2 million in the same period of 2019.
•In the fourth quarter of 2020, CRE Same-Store NOI declined 19.3% compared to the prior year fourth quarter. Full-year Same-Store NOI declined 12.7% compared to the same period in 2019.
•During the fourth quarter of 2020, the Company executed 65 total leases (inclusive of COVID-related lease modification extensions), covering 368,000 square feet of gross leasable area ("GLA"). There were 220 total leases executed in 2020, covering 919,000 square feet of GLA.
•Comparable leasing spreads were 8.6% portfolio-wide for the fourth quarter of 2020 and 9.1% for retail spaces. Full-year comparable leasing spreads stand at 7.3% portfolio-wide and 6.9% for retail spaces.
•During the fourth quarter of 2020, the Company executed 21 COVID-related lease modification extensions, covering 87,000 square feet of GLA at a weighted-average term of 2.5 years. Full-year, the Company executed 56 COVID-related lease modification extensions, covering 180,000 square feet of GLA at a weighted-average term of 1.7 years.
•Significant leases executed during 2020 include:
◦Thirty executed leases related to properties located in Kailua, including Aikahi Park Shopping Center, totaling approximately 66,000 square feet of GLA.
◦Twenty-five executed leases at Kaka‘ako Commerce Center totaling approximately 47,000 square feet of GLA, taking occupancy to a high-water mark of 96.9%.
◦Three executed leases at Komohana Industrial Park totaling approximately 115,000 square feet of GLA, taking occupancy to 100.0%, for a year-over-year occupancy increase of 13.0%.
◦One executed lease at Pearl Highlands Center totaling approximately 181,000 square feet of GLA, associated with the renewal of the Sam's Club grocery-anchor.
•Overall occupancy decreased to 93.5% as of December 31, 2020, a decrease of 40 basis points compared to December 31, 2019. Same-Store occupancy increased to 95.2% as of December 31, 2020, an increase of 40 basis points compared to December 31, 2019.
◦Occupancy in the retail portfolio was 91.2% as of December 31, 2020, a decrease of 210 basis points compared to the same period last year, primarily due to select retail lease terminations associated with COVID-related impacts. Occupancy in the Same-Store retail portfolio was 93.8% as of December 31, 2020, a decrease of 120 basis points compared to the same period last year.
◦Occupancy in the industrial portfolio was 98.6% as of December 31, 2020, an increase of 330 basis points compared to the same period last year, primarily due to strong leasing activity at Komohana Industrial Park and Kaka‘ako Commerce Center. Occupancy in the Same-Store industrial portfolio was 98.5%, an increase of 360 basis points compared to the same period last year.
CRE Development and Redevelopment
•Aikahi Park Shopping Center redevelopment efforts continue on schedule and on budget. Work is progressing to improve the shopping experience and provide the surrounding residents and center visitors with community-focused dining, shopping and service options while incorporating sustainable design and building elements.
Land Operations
•Operating profit was $4.2 million in the fourth quarter of 2020, as compared to $4.9 million in the fourth quarter of 2019. Operating profit was $17.3 million for the year ended December 31, 2020, as compared to $20.8 million for the year ended December 31, 2019.

•The Company continued to monetize land and development-for-sale investments including the following transactions that closed in 2020:
◦4.2 acres at Maui Business Park II.
◦18 units at the Kukui‘ula joint venture projects.
◦The Port Allen Solar Facility and 20 acres of industrial-zoned land under the facility.
◦1,200 acres of non-core agricultural and conservation lands.
Materials & Construction (M&C)
•Materials & Construction operating loss was $2.3 million in the fourth quarter of 2020, as compared to a $2.5 million loss in the fourth quarter of 2019. Materials & Construction operating loss was $12.4 million for the year ended December 31, 2020, as compared to a $69.2 million loss in 2019. The 2019 loss was driven by a $49.7 million non-cash impairment related to goodwill during the third quarter of last year in view of Grace Pacific's financial performance at that time.
•M&C Adjusted EBITDA was $0.3 million in the fourth quarter of 2020, as compared to $0.6 million for the same quarter in 2019. M&C Adjusted EBITDA was $4.4 million for the year ended December 31, 2020, as compared to a $6.1 million loss in 2019, due primarily to the continued impact of operational improvement initiatives (see below for discussion of management's use of non-GAAP financial measures).
•During the second quarter of 2020, the Company sold its interest in GP/RM Prestress, LLC, a subsidiary of Grace Pacific, for approximately $5 million.
•The Company continues to evaluate strategic options for the businesses within the M&C segment. Management focus remains on improving operational efficiencies and cost controls, while an increase in contract bid-win-rate expands work backlog. Improving operations, such as seen with both fourth quarter and full-year positive Adjusted EBITDA, will allow monetization at the appropriate time.
Balance Sheet and Capital Markets Activity
•In 2020, the following financing activities were completed:
◦In March, a final payment of $16.2 million was paid on a $100.0 million term loan originally taken out in 2012, extinguishing the loan.
◦In March, the Company drew $120.0 million on its Revolving Credit Facility in light of the COVID-19 pandemic.
◦In June, the Company repaid $50.0 million on its Revolving Credit Facility.
◦In November, the Company repaid $70.0 million on its Revolving Credit Facility.
•As of December 31, 2020, the Company had $687.1 million in total debt, which represents 35.6% of the Company’s total market capitalization (equity market capitalization plus total debt). The Company's debt has a weighted-average maturity of 4.1 years, with a weighted-average interest rate of 3.9%. Eighty-four percent of debt was at fixed rates. The Company had total liquidity of $395.1 million, consisting of cash and cash equivalents of $57.2 million and $337.9 million available on its committed line of credit.
Dividend
•The Company reinstated a fourth quarter 2020 dividend of $0.15 per share, paid on January 12, 2021, reflecting the Board's confidence in improving collections and prospects for continued improvement in 2021.
•The Company's Board declared a first quarter 2021 dividend of $0.15 per share, payable on April 2, 2021 to shareholders of record as of the close of business on March 18, 2021.
2021 Full-Year Guidance
•Initial outlook for 2021 includes:
◦CRE Same-Store NOI: 0% to 4%
◦Core FFO per diluted share: $0.67 to $0.77
Environmental, Social and Governance (ESG) Activity
•In 2020, the following ESG activities and highlights occurred:

◦In August, released A&B's inaugural Corporate Responsibility Report.
◦In September, increased Board independence, added new perspectives and maintained diversity through changes in Board composition.
◦In October, Lau Hala Shops redevelopment, which incorporated adaptive reuse of the original building and sustainable components, won NAIOP Hawai‘i's Kukulu Hale Award associated with Renovation of Commercial/Other.
◦In October, recognized as a Corporate Award winner of Pacific Business News' 3rd annual Business of Pride Awards.
◦In November, named the national Silver Corporate Award winner of Nareit's Annual Diversity, Equity & Inclusion (DEI) Recognition Awards.
◦In December, won the national Gold Award in the renovations and expansions category from the International Council of Shopping Centers (ICSC) for the adaptive reuse redevelopment of Lau Hala Shops.
◦During the year, made charitable contributions to 230 local organizations and non-profits, with a particular focus on COVID and housing-related causes.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. (NYSE: ALEX) (A&B) is the only publicly-traded real estate investment trust to focus exclusively on Hawai‘i commercial real estate and is the state's largest owner of grocery-anchored, neighborhood shopping centers. A&B owns, operates and manages approximately 3.9 million square feet of commercial space in Hawai‘i, including 22 retail centers, ten industrial assets and four office properties, as well as 154 acres of ground leases. A&B is expanding and strengthening its Hawai‘i CRE portfolio and achieving its strategic focus on commercial real estate by monetizing its remaining non-core assets. Over its 150-year history, A&B has evolved with the state's economy and played a leadership role in the development of the agricultural, transportation, tourism, construction, residential and commercial real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

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Contact:
Brett A. Brown
(808) 525-8475
investorrelations@abhi.com

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
SEGMENT DATA & OTHER FINANCIAL INFORMATION
(amounts in millions, except per share data; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Operating Revenue:
Commercial Real Estate	$36.9	$42.0	$150.0	$160.6
Land Operations	11.6	31.7	40.6	114.1
Materials & Construction	24.3	33.9	114.7	160.5
Total operating revenue	72.8	107.6	305.3	435.2
Operating Profit (Loss):
Commercial Real Estate	11.9	15.6	49.8	66.2
Land Operations	4.2	4.9	17.3	20.8
Materials & Construction	(2.3)	(2.5)	(12.4)	(69.2)
Total operating profit (loss)	13.8	18.0	54.7	17.8
Gain (loss) on disposal of commercial real estate properties, net	—	—	0.5	—
Interest expense	(7.6)	(7.7)	(30.3)	(33.1)
Corporate and other expense	(5.5)	(5.5)	(19.3)	(23.6)
Income (Loss) from Continuing Operations Before Income Taxes	0.7	4.8	5.6	(38.9)
Income tax benefit (expense)	0.4	0.9	0.4	2.0
Income (Loss) from Continuing Operations	1.1	5.7	6.0	(36.9)
Income (loss) from discontinued operations	—	(0.7)	(0.8)	(1.5)
Net Income (Loss)	1.1	5.0	5.2	(38.4)
Loss (income) attributable to noncontrolling interest	—	0.2	0.4	2.0
Net Income (Loss) Attributable to A&B Shareholders	$1.1	$5.2	$5.6	$(36.4)

Basic Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.01	$0.08	$0.09	$(0.49)
Discontinued operations available to A&B shareholders	—	(0.01)	(0.01)	(0.02)
Net income (loss) available to A&B shareholders	$0.01	$0.07	$0.08	$(0.51)
Diluted Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.01	$0.08	$0.09	$(0.49)
Discontinued operations available to A&B shareholders	—	(0.01)	(0.01)	(0.02)
Net income (loss) available to A&B shareholders	$0.01	$0.07	$0.08	$(0.51)

Weighted-Average Number of Shares Outstanding:
Basic	72.4	72.3	72.3	72.2
Diluted	72.5	72.5	72.4	72.2

Amounts Available to A&B Common Shareholders:
Continuing operations available to A&B common shareholders	$1.0	$5.9	$6.3	$(35.1)
Discontinued operations available to A&B common shareholders	—	(0.7)	(0.8)	(1.5)
Net income (loss) available to A&B common shareholders	$1.0	$5.2	$5.5	$(36.6)

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in millions, unaudited)

	December 31,
	2020	2019
ASSETS
Real estate investments
Real estate property	$1,549.7	$1,540.2
Accumulated depreciation	(154.4)	(127.5)
Real estate property, net	1,395.3	1,412.7
Real estate developments	75.7	79.1
Investments in real estate joint ventures and partnerships	134.1	133.4
Real estate intangible assets, net	61.9	74.9
Real estate investments, net	1,667.0	1,700.1
Cash and cash equivalents	57.2	15.2
Restricted cash	0.2	0.2
Accounts receivable and retention, net	43.5	51.6
Inventories	18.4	20.7
Other property, net	110.8	124.4
Operating lease right-of-use assets	18.6	21.8
Goodwill	10.5	15.4
Other receivables, net	14.2	27.8
Prepaid expenses and other assets	95.6	107.1
Total assets	$2,036.0	$2,084.3

LIABILITIES AND EQUITY
Liabilities:
Notes payable and other debt	$687.1	$704.6
Accounts payable	9.8	17.8
Operating lease liabilities	18.4	21.6
Accrued pension and post-retirement benefits	34.7	26.8
Deferred revenue	66.9	67.6
Accrued and other liabilities	116.5	110.9
Redeemable Noncontrolling Interest	6.5	6.3
Equity	1,096.1	1,128.7
Total liabilities and equity	$2,036.0	$2,084.3

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONSOLIDATED CASH FLOWS
(amounts in millions; unaudited)

	Year Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$5.2	$(38.4)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Depreciation and amortization	53.3	50.5
Deferred income taxes	—	—
Loss (gain) from disposals and asset transactions, net	(9.5)	(2.6)
Impairment of assets	5.6	49.7
Share-based compensation expense	5.8	5.4
Equity in (income) loss from affiliates, net of operating cash distributions	(4.8)	(1.4)
Changes in operating assets and liabilities:
Trade, contracts retention, and other contract receivables	8.8	8.5
Inventories	2.1	5.7
Prepaid expenses, income tax receivable and other assets	13.0	28.5
Development/other property inventory	3.6	56.8
Accrued pension and post-retirement benefits	2.7	4.6
Accounts payable	(6.2)	(12.9)
Accrued and other liabilities	(16.5)	3.2
Net cash provided by (used in) operations	$63.1	$157.6

Cash Flows from Investing Activities:
Capital expenditures for acquisitions	—	(218.4)
Capital expenditures for property, plant and equipment	(25.1)	(36.7)
Proceeds from disposal of assets	27.1	4.4
Payments for purchases of investments in affiliates and other investments	(1.0)	(3.3)
Distributions of capital from investments in affiliates and other investments	11.0	13.6
Net cash provided by (used in) investing activities	$12.0	$(240.4)

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable and other debt	173.0	125.9
Payments of notes payable and other debt and deferred financing costs	(183.0)	(203.9)
Borrowings (payments) on line-of-credit agreement, net	(8.7)	(0.3)
Distribution to noncontrolling interests	—	(0.3)
Cash dividends paid	(13.8)	(50.0)
Proceeds from issuance (payments for repurchases) of capital stock and other, net	(0.6)	(1.0)
Payment of deferred acquisition holdback	—	(7.1)
Net cash provided by (used in) financing activities	$(33.1)	$(136.7)

Cash, Cash Equivalents and Restricted Cash
Net increase (decrease) in cash, cash equivalents and restricted cash	42.0	(219.5)
Balance, beginning of period	15.4	234.9
Balance, end of period	$57.4	$15.4

USE OF NON-GAAP FINANCIAL MEASURES
The Company uses non-GAAP measures when evaluating operating performance because management believes that they provide additional insight into the Company's and segments' core operating results, and/or the underlying business trends affecting performance on a consistent and comparable basis from period to period. These measures generally are provided to investors as an additional means of evaluating the performance of ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP.
NOI is a non-GAAP measure used internally in evaluating the unlevered performance of the Company's Commercial Real Estate portfolio. The Company believes NOI provides useful information to investors regarding the Company's financial condition and results of operations because it reflects only the contractual income and cash-based expense items that are incurred at the property level. When compared across periods, NOI can be used to determine trends in earnings of the Company's properties as this measure is not affected by non-contractual revenue (e.g., straight-line lease adjustments required under GAAP); by non-cash expense recognition items (e.g., the impact of depreciation and amortization expense or impairments); or by other expenses or gains or losses that do not directly relate to the Company's ownership and operations of the properties (e.g., indirect selling, general, administrative and other expenses, as well as lease termination income). The Company believes the exclusion of these items from operating profit (loss) is useful because the resulting measure captures the contractually-based revenue that is realizable (i.e., assuming collectability is deemed probable) and the direct property-related expenses paid or payable in cash that are incurred in operating the Company's Commercial Real Estate portfolio, as well as trends in occupancy rates, rental rates and operating costs. NOI should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
The Company reports NOI and Occupancy on a Same-Store basis, which includes the results of properties that were owned and operated for the entirety of the prior calendar year and current reporting period, year-to-date. The Company believes that reporting on a Same-Store basis provides investors with additional information regarding the operating performance of comparable assets separate from other factors (such as the effect of developments, redevelopments, acquisitions or dispositions).
Reconciliations of CRE operating profit to CRE NOI and Same-Store NOI are as follows:

	Three Months Ended December 31,		Year Ended December 31,
(in millions, unaudited)	2020	2019	2020	2019
CRE Operating Profit (Loss)	$11.9	$15.6	$49.8	$66.2
Plus: Depreciation and amortization	9.7	10.4	40.1	36.7
Less: Straight-line lease adjustments	0.2	(0.5)	1.3	(5.1)
Less: Favorable/(unfavorable) lease amortization	(0.3)	(0.5)	(1.2)	(1.6)
Less: Termination income	(1.2)	—	(2.3)	(0.1)
Plus: Other (income)/expense, net	(0.6)	0.2	(0.9)	(2.0)
Plus: Impairment of assets	—	—	—	—
Plus: Selling, general, administrative and other expenses	1.9	2.3	7.5	10.1
NOI	$21.6	$27.5	$94.3	$104.2
Less: NOI from acquisitions, dispositions and other adjustments	(2.9)	(4.3)	(13.5)	(11.6)
Same-Store NOI	$18.7	$23.2	$80.8	$92.6

FFO is presented by the Company as a widely used non-GAAP measure of operating performance for real estate companies. FFO is defined by the National Association of Real Estate Investment Trusts ("Nareit") December 2018 Financial Standards White Paper as follows: net income (calculated in accordance with GAAP), excluding (1) depreciation and amortization related to real estate, (2) gains and losses from the sale of certain real estate assets, (3) gains and losses from change in control and (4) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
The Company believes that, subject to the following limitations, FFO provides a supplemental measure to net income (calculated in accordance with GAAP) for comparing its performance and operations to those of other REITs. FFO does not represent an alternative to net income calculated in accordance with GAAP. In addition, FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of the Company’s liquidity. The Company presents different forms of FFO:
•"Core FFO" represents a non-GAAP measure relevant to the operating performance of the Company's commercial real estate business (i.e., its core business). Core FFO is calculated by adjusting CRE operating profit to exclude items noted above (i.e., depreciation and amortization related to real estate included in CRE operating profit) and to make further adjustments to include expenses not included in CRE operating profit but that are necessary to accurately reflect the operating performance of its core business (i.e., corporate expenses and interest expense attributable to this core business). The Company believes such adjustments facilitate the comparable measurement of the Company's core operating performance over time. The Company believes that Core FFO, which is a supplemental non-GAAP financial measure, provides an additional and useful means to assess and compare the operating performance of REITs.

•FFO represents the Nareit-defined non-GAAP measure for the operating performance of the Company as a whole. The Company's calculation refers to net income (loss) available to A&B common shareholders as its starting point in the calculation of FFO.

The Company presents both non-GAAP measures and reconciles each to the most directly-comparable GAAP measure as well as reconciling FFO to Core FFO. The Company's FFO and Core FFO may not be comparable to FFO non-GAAP measures reported by other REITs. These other REITs may not define the term in accordance with the current Nareit definition or may interpret the current Nareit definition differently.
Reconciliations of net income (loss) available to A&B common shareholders to FFO and Core FFO are as follows:

	Three Months Ended December 31,		Year Ended December 31,
(amounts in millions; unaudited)	2020	2019	2020	2019
Net income (loss) available to A&B common shareholders	$1.0	$5.2	$5.5	$(36.6)
Depreciation and amortization of commercial real estate properties	9.7	10.4	40.1	36.7
Gain on the disposal of commercial real estate properties, net	—	—	(0.5)	—
Impairment of CRE assets	—	—	—	—
FFO	$10.7	$15.6	$45.1	$0.1
Exclude items not related to core business:
Land Operations Operating Profit	(4.2)	(4.9)	(17.3)	(20.8)
Materials & Construction Operating (Profit) Loss	2.3	2.5	12.4	69.2
Loss from discontinued operations	—	0.7	0.8	1.5
Income (loss) attributable to noncontrolling interest	—	(0.2)	(0.4)	(2.0)
Income tax expense (benefit)	(0.4)	(0.9)	(0.4)	(2.0)
Non-core business interest expense	3.7	4.2	15.0	17.4
Core FFO	$12.1	$17.0	$55.2	$63.4

Reconciliations of Core FFO starting from Commercial Real Estate operating profit are as follows:

	Three Months Ended December 31,		Year Ended December 31,
(amounts in millions; unaudited)	2020	2019	2020	2019
CRE Operating Profit	$11.9	$15.6	$49.8	$66.2
Depreciation and amortization of commercial real estate properties	9.7	10.4	40.1	36.7
Corporate and other expense	(5.5)	(5.5)	(19.3)	(23.6)
Core business interest expense	(3.9)	(3.5)	(15.3)	(15.7)
Distributions to participating securities	(0.1)	—	(0.1)	(0.2)
Core FFO	$12.1	$17.0	$55.2	$63.4

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA for the Materials & Construction (“M&C”) segment (“Materials & Construction EBITDA” and “M&C Adjusted EBITDA”) are non-GAAP measures used by the Company in evaluating the segment’s operating performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an addditional means of evaluating the performance of the segment’s ongoing operations.
Materials & Construction EBITDA is calculated by adjusting segment operating profit (which excludes interest expense and income taxes) to add back depreciation and amortization recorded at the segment. The Company adjusts Materials & Construction EBITDA to arrive at M&C Adjusted EBITDA for items identified as non-recurring, infrequent or unusual that are not expected to recur in the segment’s normal operations and to exclude income attributable to noncontrolling interests as presented in its consolidated statements of operations.
As illustrative examples, the Company identified non-cash long-lived asset impairments recorded in different businesses within the M&C segment as non-recurring, infrequent or unusual items that are not expected to recur in the segment’s normal operations. By excluding these items from Materials & Construction EBITDA to arrive at M&C Adjusted EBITDA, the Company believes it provides meaningful supplemental information about its core operating performance and facilitates comparisons to historical operating results. Such non-GAAP measures should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

	Three Months Ended December 31,		Year Ended December 31,
(in millions; unaudited)	2020	2019	2020	2019
Materials & Construction Operating Profit (Loss)	$(2.3)	$(2.5)	$(12.4)	$(69.2)
Materials & Construction depreciation and amortization	2.6	2.9	10.8	11.4
Materials & Construction EBITDA	$0.3	$0.4	$(1.6)	$(57.8)
Impairment of assets related to Materials & Construction	—	—	5.6	49.7
Loss (income) attributable to noncontrolling interest	—	0.2	0.4	2.0
M&C Adjusted EBITDA	$0.3	$0.6	$4.4	$(6.1)

FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding possible or assumed future results of operations, business strategies, growth opportunities and competitive positions, as well as the rapidly changing challenges with, and the Company's plans and responses to, the novel coronavirus ("COVID-19") pandemic and related economic disruptions. Such forward-looking statements speak only as of the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, prevailing market conditions and other factors related to the Company's REIT status and the Company's business, risks associated with COVID-19 and its impact on the Company's businesses, results of operations, liquidity and financial condition, the evaluation of alternatives by the Company related to its materials and construction business and by the Company's joint venture related to the development of Kukui‘ula, and the risk factors discussed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. The information in this release should be evaluated in light of these important risk factors. We do not undertake any obligation to update the Company's forward-looking statements.